Exhibit 99.2

EASTERLY GOVERNMENT PROPERTIES

ANNOUNCES COMMON STOCK OFFERING

WASHINGTON, D.C. – June 18, 2018 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, announced today that it has commenced a public offering of an aggregate of 15,500,000 shares of its common stock, consisting of 8,500,000 shares offered directly by the Company and 7,000,000 shares offered on a forward basis in connection with the forward sales agreements described below.  The Company expects to grant the underwriters a 30-day option to purchase up to an additional 2,325,000 shares of common stock offered by the Company at the public offering price.

The Company intends to contribute the net proceeds from this offering to its operating partnership, which intends to use a portion of the net proceeds to fund, in part, the previously announced acquisition of a 14 property, 1,479,762-square foot portfolio for a purchase price of approximately $430.0 million.  The balance of the net proceeds, if any, may be used to repay borrowings under the Company’s revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing.

Citigroup, Jefferies and Wells Fargo Securities are acting as joint book-runners for this offering.

In connection with the offering of shares of its common stock, the Company expects to enter into separate forward sales agreements with each of Citigroup Global Markets Inc. and Jefferies LLC, or their affiliates, referred to in this capacity as the forward purchasers. Citigroup Global Markets Inc. and Jefferies LLC, either directly or as agents for their respective affiliated forward purchasers, are, at the Company’s request, borrowing from third parties and selling to the underwriters 7,000,000 shares of the Company’s common stock.

Pursuant to the terms of the forward sales agreements, and subject to its right to elect cash or net share settlement, the Company intends to issue and sell, upon physical settlement of such forward sales agreements, up to 7,000,000 shares of the Company’s common stock to the forward purchasers.

The Company expects to physically settle the forward sales agreements and receive proceeds, subject to certain adjustments, from the sale of its shares of common stock upon one or more such physical settlements within approximately six months from the date of the prospectus supplement relating to the offering.

This offering is being made pursuant to an effective shelf registration statement and prospectus and a related preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the prospectus supplement and related prospectuses for this offering can be obtained from Citigroup, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (800) 831-9146; Jefferies,

Attention:  Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, or email: Prospectus_Department@Jefferies.com, or by telephone: (877) 547-6340; Wells Fargo Securities, LLC Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152 at (800) 326-5987 or email a request to cmclientsupport@wellsfargo.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA).  For further information on the Company and its properties, please visit www.easterlyreit.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to the risk that we may not complete the acquisition of the previously announced 14 property portfolio in a timely fashion or at all, the risk we may not complete this offering in a timely fashion or at all, and those risks and uncertainties associated with the Company’s business described from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 1, 2018. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in its expectations.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

IR@easterlyreit.com